UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2018

Atossa Genetics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35610	26-4753208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 Spring Street Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 325-6086

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Option Grants

On June 27, 2018, Atossa Genetics Inc. (the “Company”) issued option awards to Dr. Steven C. Quay, Chairman of the Board, President and Chief Executive Officer and Kyle Guse, Chief Financial Officer, General Counsel and Secretary. The Company granted Dr. Quay 2,300,000 options and granted Mr. Guse 700,000 options, each exercisable for an equivalent number of shares of Company common stock. The options were granted pursuant to an option award agreement and the Company’s 2010 Stock Option and Incentive Plan (the “Plan”). A copy of the form of option award agreement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The options are exercisable for shares of common stock at an exercise price of $2.38 per share, which was the fair market value on the date of grant. The options will have an exercise period of ten years from their date of issuance. If at the time the options are exercised the Company cannot deliver shares of common stock to the optionee (including, for example, if there are insufficient shares available under the Plan at the time of exercise, then in lieu of the optionee paying the exercise price and the Company issuing shares of stock, the option may only be exercised on a cash “net basis” so that the Company will pay cash in an amount equal to the excess of the fair market value of the common stock over the option exercise price.

The options are subject to vesting requirements. Twenty-five percent of the options have vested as of the grant date, 50% of the options will vest quarterly over two years, and the remaining 25% will vest upon achievement of certain milestones related to clinical progress.

The options are subject to the terms contained in the employment agreements with the optionees. The option grants were unanimously approved by the Compensation Committee of the Board of Directors.

Compensation Arrangements

On June 27, 2018, the Company approved additional compensation arrangements for Dr. Quay and Mr. Guse. Each officer will receive a one-time cash bonus for completing the Company’s rights offering in May 2018, which raised $13.6 million gross and represented approximately 150% of the Company’s market capitalization. Dr. Quay will receive a one-time bonus of $200,000 and Mr. Guse will receive a one-time bonus of $150,000. In addition, Dr. Quay and Mr. Guse will receive a 12% increase in base salary, which was the first base salary increase provided to Dr. Quay and Mr. Guse in more than three years. Following the increase, Dr. Quay will earn $582,000 per year, and Mr. Guse will earn $408,000 per year.

The Company also approved increases in compensation payable to non-employee directors. Non-employee directors will now receive annual grants of 45,000 options, reflecting an increase of 5,000 options, and will also receive annual compensation of $50,000, reflecting a $10,000 increase.

The compensation arrangements were unanimously approved by the Compensation Committee of the Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Option Award Agreement

* * *

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2018	Atossa Genetics Inc.

	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary